Exhibit 10.o

                                MASCO CORPORATION
                        SUPPLEMENTAL EXECUTIVE RETIREMENT
                               AND DISABILITY PLAN

      The Supplemental Executive Retirement and Disability Plan for those Company officers and key executives designated as participants in the Plan by the Chairman or the Compensation Committee from time to time, is effective January 1, 1988. The terms and conditions and benefits provided are as follows:

      I.    Words and terms are defined as follows for the purposes of the Plan:

      a. "Retirement" shall mean termination of employment with the Company, on or after attaining age 65.

      b. "Average Compensation" shall mean the aggregate of a Participant's highest three years' total annual cash compensation, consisting of (i) base salaries and (ii) regular year-end cash bonuses paid with respect to the years in which such salaries are paid, divided by three.

      c. "Total Compensation" shall mean a Participant's annual base salary rate plus the last regular year-end cash bonus paid, in the year in which it is determined that a Participant becomes disabled.

      d. "Surviving Spouse" shall be the person to whom the Participant shall be legally married (under the law of the jurisdiction of the Participant's permanent residence) at the date of (i) Participant's Retirement for the purposes of retirement and medical benefits, (ii) death for the purposes of surviving spouse benefits in the event of death prior to retirement at age 65, and (iii) Disability for the purposes of benefits to a surviving spouse of a disabled Participant.

      e. "Disability" and "Disabled" shall mean being unable to perform duties as a Company officer or executive by reason of physical or mental condition, prior to attaining age 65, provided that the Participant has been employed by the Company for two consecutive Years or more.

      f. "Company" shall mean Masco Corporation or any corporation in which Masco Corporation or a subsidiary owns stock possessing at least 20% of the total combined voting power of all classes of stock.

      g. "Year" shall mean twelve full consecutive months, and "year" shall mean a calendar year.

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      II.   Upon the Participant's Retirement the Company will pay annually during the Participant's lifetime 60% of Average Compensation, less (i) a sum equal to the annual benefit which would be payable upon Retirement if benefits payable under the Company funded qualified pension plans were converted to a life annuity, or if the Participant is married when retirement occurs, to a joint and spouse survivor life annuity, and (ii) a sum equal to the annual benefit which would be payable upon Retirement if the Participant's vested account in the Company's Future Service Profit Sharing Trust and any similar plan were converted to a life annuity.

      III. Upon death after Retirement, the Participant's Surviving Spouse shall receive for life 75% of the annual benefit payable prior to the Participant's death pursuant to Section II.

      IV. Upon Retirement the Company will provide or purchase for the Participant and the Participant's spouse's benefit, or at its option reimburse for premiums paid, during joint and several lives, such supplemental medical insurance as advisable from time to time.

      V. No retirement benefits shall be paid unless the Participant was employed by the Company or Disabled on Retirement, and no retirement benefits are payable if retirement commences prior to attaining age 65.

      VI. If while employed by the Company the Participant dies prior to attaining age 65 leaving a Surviving Spouse, and provided the Participant shall have been employed by the Company for two consecutive Years or more, the Participant's Surviving Spouse shall receive annually for life 45% of Average Compensation, less (i) a sum equal to the annual benefit which would be payable to the Participant's Surviving Spouse under Company funded qualified pension plans converted to a life annuity, and (ii) a sum equal to the annual payments which would be received by the Participant's Surviving Spouse if the Participant's vested account in the Company's Future Service Profit Sharing Trust and any similar plan were converted to a life annuity. No death benefits are payable except to the Participant's Surviving Spouse.

      VII. If the Participant shall have been employed by the Company for two Years or more and while employed by the Company the Participant becomes Disabled prior to attaining age 65, until the earlier of death, termination of Disability or attaining age 65 the Company will pay an annual benefit equal to 60% of Total Compensation less any benefits payable pursuant to long-term disability insurance or other like plans the cost of which is paid by the Company. If Disability continues until age 65, the Participant shall be considered retired and shall receive retirement benefits pursuant to Section II, based upon Average Compensation as of the date it is determined the Participant became Disabled.

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      VIII.  If the Participant dies leaving a Surviving Spouse while receiving
Disability benefits pursuant to Section VII, the Participant will be deemed to have retired on death and the Participant's Surviving Spouse shall receive for life 75% of the annual benefit which would have been payable to the Participant if the Participant had retired on the date of death and the Participant's benefit determined pursuant to Section II, based upon Average Compensation and deductions from benefits as of becoming Disabled.

      IX. The maximum annual retirement or disability benefits payable pursuant to this Plan shall be $500,000 less those sums to be deducted from benefits pursuant to Section II.

      X. The Compensation Committee of the Board of Directors, or any other committee however titled which shall be vested with authority with respect to the compensation of the Company's officers and executives, shall have the exclusive authority to make all determinations which may be necessary in connection with this Plan including the date of and whether a Participant is Disabled, the interpretation of any of the terms and conditions of this Plan and agreements between the Company and Participants, and all other matters or disputes arising under this Plan or such agreements. The determinations and findings of any such committee shall be conclusive and binding, without appeal, upon the Company and each person claiming benefits under the Plan or agreements entered into pursuant thereto.

    XI. Entitlement to benefits under the Plan is expressly conditioned upon each Participant agreeing that, except as may be provided to the contrary in a duly authorized written agreement, the Company has made no commitments of any kind with respect to the continuation of the Participant's employment, and the Participant or the Company shall have the unrestricted right to terminate the Participant's employment with or without cause.

    XII. At the Company's request, the Participant shall provide such information with respect to matters which may arise in connection with this Plan as may be deemed necessary by the Company or the Compensation or other committee, and shall submit to such medical examinations by duly licensed physicians as may be requested by the Company or such committee from time to time. The Participant shall direct third parties to provide such information, and a Surviving Spouse's cooperation in providing such information is a condition to the receipt of survivor's benefits.

    XIII. To the extent permitted by law, no interest in the Plan or benefits payable to a Participant or to a Surviving Spouse shall be subject to anticipation, or to pledge, assignment, sale or transfer in any manner nor shall a Participant or a Surviving Spouse have the power in any manner to charge or encumber such interest or benefits, nor shall such interest or benefits be liable
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or subject in any manner for a Participant's or Surviving Spouse's debts, contracts, torts or other engagements of any kind.

    XIV. No person other than a Participant or Surviving Spouse shall have any rights or property interest of any kind whatsoever pursuant to this Plan, and neither a Participant nor a Surviving Spouse shall have any rights hereunder other than those expressly provided in this Plan. Upon the death of a Participant and a Surviving Spouse no further benefits of whatsoever kind or nature shall accrue or be payable pursuant to this Plan.

    XV. All annual benefits payable pursuant to the Plan shall be paid in installments at such intervals as may be deemed advisable by the Company in its discretion, upon receipt of a Participant's or Surviving Spouse's written application, or by the applicant's personal representative in the event of disability.

    XVI. All benefits under this Plan shall be payable from the Company's general assets, which are specifically subject to the claims of general creditors, and such assets are not set aside for the payment of benefits pursuant to the Plan.

    XVII.  This Plan shall be governed by the laws of the State of Michigan.

    XVIII. It is a further condition to the entitlement to benefits under the Plan that Participants agree that the determinations of any committee as described in Section X shall be conclusive, but if for any reason a claim is asserted which subverts the provisions of Section X, except for causes of action which may be excepted in the agreements between the Company and Participants, arbitration shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which could be the subject of litigation involving or arising out of this Plan or the agreements entered into pursuant hereto. An Arbitration award will be final and binding and a judgment on the award may be entered in any court of competent jurisdiction.

    The Chairman of the Board or the President is authorized to execute and deliver on the Company's behalf agreements between the Company and Plan Participants designated by the Chairman or the Compensation Committee providing for benefits pursuant to the Plan and upon such other and additional terms and conditions as may be deemed appropriate by the Chairman or President from time to time, provided however, that participation in the Plan by Company officers shall be contingent upon approval by the Board or the Compensation Committee.

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